Investment Company Act
Section 270.17g-1 Required Bonding
as of June 30, 2021

Fund	Trust Size	Bond Required

Virtus Alternative Solutions Trust	185,270,876.96	600,000
Virtus Asset Trust	12,785,599,447.61	2,500,000
Virtus Equity Trust	18,334,228,550.67	2,500,000
Virtus Investment Trust	15,804,112,872.36	2,500,000
Virtus Opportunities Trust	21,029,259,433.99	2,500,000
Virtus Strategy Trust	5,719,257,457.94	2,500,000
Virtus Variable Insurance Trust	1,135,895,573.83	1,250,000
DNP Select Income Fund, Inc. (DNP)	$4,379,289,588.00	2,500,000
DTF Tax Free Income, Inc. (DTF)	$178,154,533.00	600,000
Duff & Phelps Utility and Infrastructure Fund, Inc. (DPG)	741,559,888.98	900,000
Virtus Global Multi-Sector Income Fund (VGI)	193,551,076.25	600,000
Virtus Total Return Fund Inc. (ZTR)	611,152,658.09	$900,000.00
ETF Series I	1,187,874,496.18	1,250,000
Virtus ETF Trust II	148,162,970.23	525,000
Virtus AllianzGI Artificial Intelligence & Technology Opportunities Fund (AIO)	1,049,903,995.48	1,250,000
Virtus AllianzGI Convertible & Income Fund (NCV)	941,209,728.00	1,000,000
Virtus AllianzGI Convertible & Income Fund II (NCZ)	716,936,401.35	900,000
Virtus AllianzGI Convertible & Income 2024 Target Term Fund (CBH)	268,585,140.37	750,000
Virtus AllianzGI Diversified Income & Convertible Fund (ACV)	485,200,727.75	750,000
Virtus AllianzGI Equity & Convertible Income Fund (NIE)	917,553,665.31	1,000,000
Virtus Dividend, Interest & Premium Strategy Fund (NFJ)	1,571,278,847.63	1,500,000

TOTAL	88384037929.98	28775000